Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Robert D. Stiles Chief Financial Officer T: +352 2469 7903 E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES SECOND QUARTER RESULTS
Luxembourg, Luxembourg, 29 July, 2010 — Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on high-value, knowledge based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for quarter ended June 30, 2010.
Second Quarter 2010 Highlights
•	Total Revenue of $71.3 million for quarter ended June 30, 2010 reflecting a 43% increase over the same quarter in 2009 and a 17% increase over first quarter 2010. Total Revenue was $132.3 million for six months ended June 30, 2010 reflecting a 43% increase over the same period in 2009.
•	Service Revenue of $58.9 million for quarter ended June 30, 2010 reflecting a 28% increase over the same quarter in 2009 and a 14% increase over first quarter 2010. Service Revenue was $110.6 million for six months ended June 30, 2010 reflecting a 26% increase over the same period in 2009.
•	EBITDA of $16.4 million for quarter ended June 30, 2010 reflecting a 28% increase over the same quarter in 2009 and a 44% increase over first quarter 2010. EBITDA was $27.8 million for six months ended June 30, 2010 reflecting a 26% increase over the same period in 2009.

•	Net income attributable to shareholders was $16.3 million, or $0.62 per fully-diluted share, for the quarter ended June 30, 2010 compared to $7.0 million, or $0.29 per fully-diluted share, for the second quarter in 2009. Net income attributable to shareholders was $6.3 million, or $0.25 per fully-diluted share, for the first quarter 2010. Net income attributable to shareholders was $22.7 million, or $0.87 per fully-diluted share for the six months ended June 30, 2010 compared to $11.5 million, or $0.48 per fully-diluted share, for the same period in 2009.

•	Estimated effective tax rate for the full year 2010 revised to 12.5%. The Company expects that our estimated effective tax rate will approximate 12% for the next several years beyond 2010. The revised estimate was due to the receipt of a favorable ruling in June 2010 regarding the treatment of certain intangibles that exist for purposes of determining the Company’s taxable income. The ruling is retroactive to 2009.

Financial Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2010	2009	2010	2009

Service Revenue	$58,910	$46,085	$110,566	$87,698
Reimbursable Expenses	11,141	3,718	19,671	4,724
Cooperative Non-controlling Interest	1,297	—	2,084	—

Total Revenue	71,348	49,803	132,321	92,422

Cost of Revenue	32,923	26,631	63,431	53,628
Reimbursable Expenses	11,141	3,718	19,671	4,724

Gross Profit	27,284	19,454	49,219	34,070

Selling, General and Administrative Expenses	12,787	8,673	25,172	16,151

Income from Operations	14,497	10,781	24,047	17,919

Other Income (Expense), net	40	(772)	(32)	(1,391)

Income before Income Taxes and Non-controlling Interests	14,537	10,009	24,015	16,528
Income Tax Benefit (Provision)	3,107	(2,994)	722	(5,074)

Net Income	17,644	7,015	24,737	11,454

Net Income Attributable to Non-controlling Interests	(1,297)	—	(2,084)	—

Net Income Attributable to Shareholders	$16,347	$7,015	$22,653	$11,454

Earnings Per Share:
Basic	$0.65	$0.29	$0.91	$0.48

Diluted	$0.62	$0.29	$0.87	$0.48

Weighted Average Shares Outstanding:
Basic	25,226	24,050	24,960	24,050

Diluted	26,247	24,050	25,965	24,050

Transactions with Related Parties:
Revenue	$35,784	$22,464	$65,035	$41,187

Selling, General and Administrative Expenses	$264	$1,843	$588	$3,786

Interest Expense	$—	$528	$—	$1,097

Reconciliation to EBITDA:
Income before Income Taxes and Non-controlling Interests	14,537	10,009	24,015	16,528
Interest, net	20	796	39	1,410
Depreciation and Amortization	1,688	1,358	3,211	2,793
Amortization of Intangibles	1,450	699	2,639	1,336
Net income Attributable to Non-controlling Interests	$(1,297)	$—	$(2,084)	$—

EBITDA	$16,398	$12,862	$27,820	$22,067

Revenue
The following table presents revenue by segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Mortgage Services
Service Revenue	$35,412	$20,302	$63,537	$36,996
Reimbursable Expenses	10,367	3,718	18,249	4,724
Cooperative Non-controlling Interest	1,297	—	2,084	—

Mortgage Services — Total Revenue	47,076	24,020	83,870	41,720

Financial Services
Service Revenue	14,706	16,469	29,691	33,787
Reimbursable Expenses	774	—	1,422	—

Financial Services — Total Revenue	15,480	16,469	31,113	33,787

Technology Products	12,485	12,109	24,459	22,682
Eliminations	(3,693)	(2,795)	(7,121)	(5,767)

Total Revenue	$71,348	$49,803	$132,321	$92,422

Service Revenue consists of amounts attributable to the Company’s fee for service businesses. Reimbursable Expenses consists of amounts that the Company incurs on behalf of customers in performing fee based services that are passed on directly to customers without any additional markup. Cooperative Non-controlling Interest represents amounts attributable to the members of Best Partners Mortgage Cooperative, Inc. which does business as “Lenders One.” Lenders One is managed by The Mortgage Partnership of America L.L.C. (“MPA”) and consolidated under the variable interest methodology.
Total Revenue for the Mortgage Services segment doubled year to date as compared to the prior year principally as a result of the Company’s expansion of its residential default and real estate services. Sequentially, Mortgage Services Total Revenue grew $10.3 million or 28% primarily driven by Altisource’s expanded footprint as well as strong performance across all services that benefit Ocwen Financial Corporation’s (“Ocwen”) growing loan servicing portfolio. MPA, which was acquired in the first quarter of 2010, contributed $3.5 million of revenue during the second quarter, of which $1.3 million was recorded as Cooperative non-controlling interest.
Altisource continues to expand its default services. As of June 30, 2010, the Company:
•	Delivered its REO brokerage disposition services in 18 states with over 5,700 properties listed with brokers (compared to 10 states and approximately 4,800 properties listed with brokers as of March 31, 2010);

•	Managed property preservation services nationally for over 10,200 properties (compared to over 7,500 properties as of March 31, 2010); and

•	Provided default management services, particularly non-legal processing for foreclosure attorneys, in 24 states (compared to 13 as of March 31, 2010).
In May, Ocwen announced its acquisition of HomeEq Servicing from Barclays which is expected to add approximately 190,000 loans to the roughly 400,000 loans currently serviced by Ocwen. Assuming the transaction closes September 1st, Altisource would expect to see referrals from this acquisition during the fourth quarter resulting in revenue growth principally in 2011. At the completion of this transaction, Ocwen’s portfolio, measured by unpaid principal balance, will exceed $80 billion compared to $40 billion at the time of Altisource’s separation from Ocwen.

Financial Services revenue declined both for the quarter and year to date when compared to prior year as the Company continues to operate in a difficult economic environment. Sequentially, revenues were essentially flat to the first quarter due to increased placements from a customer we began servicing in 2009.
Technology Products revenue increased year over year primarily as a result of growth in REALServicingTM fees. Revenue increased sequentially $0.5 million or 4% principally as a result of increased revenues associated with Ocwen’s larger loan portfolio.
EBITDA
The following table presents EBITDA by segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Mortgage Services	$14,345	$8,693	$25,166	$14,266
Financial Services	212	276	454	728
Technology Products	5,540	5,743	10,616	8,923
Corporate and Eliminations	(3,699)	(1,850)	(8,416)	(1,850)

Total EBITDA	$16,398	$12,862	$27,820	$22,067

For our Mortgage Services and Financial Services segment, the Company believes that EBITDA divided by Service Revenue (versus Total Revenue) is the margin that most reflects the segment’s operating strength and appropriately adjusts for revenues that are essentially pass-through costs. The following table presents the most relevant EBITDA margin by segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Mortgage Services(1)	41%	43%	40%	39%
Financial Services(1)	1%	2%	2%	2%
Technology Products(2)	44%	47%	43%	39%
Total Company(1)	28%	28%	25%	25%

(1)	Based upon EBITDA / the applicable Service Revenue

(2)	Based upon EBITDA/Technology Products Total Revenue
Mortgage Services EBITDA for the six months ended June 30, 2010 increased to $25.2 million, a 76% increase over the comparable six months for 2009. In addition, this segment achieved a 33% sequential increase in EBITDA over the first quarter 2010. The growth in EBITDA was predominantly driven by the expansion of Altisource’s national footprint and the increase in Ocwen’s residential loan portfolio. Mortgage Services achieved EBITDA margins based upon Service Revenue year to date of 40% which compares favorably to the comparable prior year period. Sequentially, EBITDA margins based upon Service Revenue improved from 38% in the first quarter of 2010 to 41% in the second quarter 2010.
Financial Services EBITDA declined $0.3 million year over year despite a revenue decline of $2.7 million which reflects the cost savings initiatives we undertook in the second half of 2009. In August 2010, the Company will begin the installation of a new collection system. Once fully operational in 2011, this system is expected to result in significant cost savings as well as increased revenues due to improved collector performance.
Technology Products achieved EBITDA margins of 43% year to date. Sequentially margins improved from 42% to 44%. The Company is increasing expenditures in technology software and hardware to support its commercialization efforts, Ocwen’s growing servicing portfolio and Altisource’s growth.
Corporate and Eliminations EBITDA improved sequentially as a result of a reduction in professional fees. Amounts in the prior year represent one time separation costs as other corporate costs were allocated among the segments by our former parent Ocwen. Subsequent to the Separation Date this segment includes costs recognized by us related to corporate support functions such as finance, legal, human resources and customer behavior.
Income Taxes
The Company revised its estimated effective tax rate for the full year 2010 to 12.5% in the second quarter. The revised estimate was due to the receipt of a favorable ruling in June 2010 regarding the treatment of certain intangibles that exist for purposes of determining the Company’s taxable income. The ruling is retroactive generally to the time of the Company’s separation from Ocwen. As a result of the ruling, the Company recognized a $3.4 million credit attributable to 2009 in the second quarter. The net impact of the 2009 credit and the current year provision was a credit of $0.7 million recognized for the six months ended June 30, 2010. Income tax provision on income before income tax differs from amounts that would be computed by applying the Luxembourg federal corporate income tax rate of 28.6% primarily because of the effect of enacted tax statutes in multiple jurisdictions, the treatment of intangibles for tax purposes and differing tax rates outside of Luxembourg.
Altisource expects that its estimated effective tax rate will approximate 12% for the next several years beyond 2010.
Non-GAAP Measures
The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing its integrated technology that includes decision models and behavioral based scripting engines, Altisource provides solutions that improve its clients’ performance and maximize their returns. Additional information is available at www.altisource.com.